UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

Filed by the registrant		☒

Filed by a party other than the registrant		☐

Check the appropriate box:

☒	Preliminary proxy statement.	☐	Confidential for use of the commission only
(as permitted by Rule 14a-6(e)(2)).

☐	Definitive proxy statement.

☐	Definitive additional materials.

☐	Soliciting material pursuant to Rule 14a-12.

HOUSE OF BRUSSELS CHOCOLAES INC.
(Name of Registrant as Specified in Its Charter)

Not Applicable
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee: (check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rule 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies: ___

(2)	Aggregate number of securities to which transaction applies: ___

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): ___

(4)	Proposed maximum aggregate value of transaction: ___

(5)	Total fee paid: ___

☐	Fee paid previously with preliminary materials: ___

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-1(a)(2) and identify the filing for which the offsetting fee was paid previously, identify the previous filing by registration statement number, or the form or schedule and the date its filing.

(1)	Amount Previously Paid: ___

(2)	Form, Schedule or Registration Statement No.: ___

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(4)	Date Filed: ___

HOUSE OF BRUSSELS CHOCOLATES INC.
SUITE 208, 750 TERMINAL AVENUE
VANCOUVER, BC, CANADA
(604) 713-8052

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON APRIL 29, 2004

The Annual Meeting of Stockholders (the "Annual Meeting") of House of Brussels Chocolates Inc. (the "Company") will be held at the Doubletree Hotel, 2001 Post Oak Blvd., Houston, Texas 77056, on Thursday, April 29, 2004 at 10:00 a.m. (CST) for the following purposes:

(1)	To elect five (5) Directors.

(2)	To approve the 2004 Stock Option Plan.

(3)	To ratify the selection of Sarna & Company as the Company's independent auditor for the year ending April 30, 2004.

(4)	To act upon such other business as may properly come before the Annual Meeting.

               Only holders of common stock of record at the close of business on March 19, 2004 will be entitled to vote at the Annual Meeting or any adjournment thereof.

               You are cordially invited to attend the Annual Meeting. Whether or not you plan to attend the Annual Meeting, please sign, date and return your proxy to us promptly. Your cooperation in signing and returning the proxy will help avoid further solicitation expense.

By Order of the Board of Directors
/s/ Grant Petersen
Chief Executive Officer
and Chairman of the Board

April 5, 2004
Houston, Texas

HOUSE OF BRUSSELS CHOCOLATES INC.
SUITE 208, 750 TERMINAL AVENUE
VANCOUVER, BC, CANADA V6A 2M5
(604) 713-8052

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON APRIL 29, 2004

This proxy statement (the "Proxy Statement") is being furnished to stockholders (the "Stockholders") in connection with the solicitation of proxies by the Board of Directors of House of Brussels Chocolates Inc., a Nevada corporation (the "Company") for their use at the Annual Meeting (the "Annual Meeting") of Stockholders of the Company to be held at The Doubletree Hotel, 2001 Post Oak Blvd, Houston, Texas 77056, on Thursday, April 29, 2004 at 10:00 a. m. (CST), and at any adjournments thereof, for the purpose of considering and voting upon the matters set forth in the accompanying Notice of Annual Meeting of Stockholders (the "Notice"). This Proxy Statement and the accompanying form of proxy (the "Proxy") are first being mailed to Stockholders on or about April 5, 2004. The cost of solicitation of proxies is being borne by the Company.

The close of business on March 19, 2004 has been fixed as the record date for the determination of Stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. As of the record date, there were 23,386,007 shares of the Company's common stock, par value $.001 per share (the "Common Stock") issued and outstanding and entitled to vote. The presence, in person or by proxy, of not less than thirty three and one-third percent (33 1/3%) of the outstanding shares of Common Stock on the record date is necessary to constitute a quorum at the Annual Meeting. Each share of common stock is entitled to one vote on all issues requiring a Stockholder vote at the Annual Meeting.

Each nominee for Director named in Proposal Number 1 must receive a plurality of the votes cast in person or by proxy of our Common Stock in order to be elected. Stockholders may not cumulate their votes for the election of Directors. The affirmative vote of a majority of the issued and outstanding shares of Common Stock present or represented by proxy and entitled to vote at the Annual Meeting is required for the approval of Proposals Number 2 and 3 set forth in the accompanying Notice.

All shares represented by properly executed proxies, unless such proxies previously have been revoked, will be voted at the Annual Meeting in accordance with the directions on the proxies. If no direction is indicated, the shares will be voted (i) FOR THE ELECTION OF THE NOMINEES NAMED IN NUMBER 1, (ii) FOR THE 2004 STOCK OPTION PLAN IN NUMBER 2, AND (iii) FOR THE RATIFICATION OF SARNA & COMPANY AS THE COMPANY'S INDEPENDENT AUDITOR FOR THE YEAR ENDING APRIL 30, 2004. The Board of Directors is not aware of any other matters to be presented for action at the Annual Meeting. However, if any other matter is properly presented at the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote in accordance with their best judgment on such matters.

The enclosed Proxy, even though executed and returned, may be revoked at any time prior to the voting of the Proxy (a) by execution and submission of a revised proxy, (b) by written notice to the Secretary of the Company, or (c) by voting in person at the Annual Meeting.

(1) TO ELECT FIVE (5) DIRECTORS FOR THE ENSUING YEAR

NOMINEES FOR DIRECTORS

The persons named in the enclosed Proxy have been selected by the Board of Directors to serve as proxies (the "Proxies") and will vote the shares represented by valid proxies at the Annual Meeting of Stockholders and adjournments thereof. They have indicated that, unless otherwise specified in the Proxy, they intend to elect as Directors the nominees listed below. All the nominees are presently members of the Board of Directors. Each duly elected Director will hold office until his death, resignation, retirement, removal, disqualification, or until his successor shall have been elected and qualified. Each nominee for Director named in Proposal Number 1 must receive a plurality of the votes cast in person or by proxy in order to be elected. Stockholders may not cumulate their votes for the election of Directors.

Unless otherwise instructed or unless authority to vote is withheld, the enclosed Proxy will be voted FOR the election of the nominees listed below. Although our Board of Directors does not contemplate that any of the nominees will be unable to serve, if such a situation arises prior to the Annual Meeting, the persons named in the enclosed Proxy will vote for the election of such other person(s) as may be nominated by the Board of Directors.

The Board of Directors unanimously recommends a vote FOR the election of each of the nominees listed below.

The nominees for Director are:

Grant Petersen
John Veltheer
Robert Wesolek
William Donovan
Richard Siemens

Mr. Grant Petersen is our President, Chief Executive Officer and the Chairman of our Board of Directors. Mr. Petersen has been a Director and the Chairman of our Board of Directors since October 2002. He has served as our Chief Executive Officer since May 2003 and as our President since January 2004. From June 2001 to October 2002, Mr. Petersen served as our General Sales Manager. Mr. Petersen has over 25 years of entrepreneurial success in diverse industries ranging from the automotive to the Internet sectors. Mr. Petersen was responsible for bringing new major sale initiatives such as Suzanne Somers, Sega and Costco to the Company. Mr. Petersen was the chief executive officer of SUMmedia.com from August 20, 1999 to December 28, 2001. SUMmedia.com was a developer of Web-based mobile and wireless marketing solutions specifically designed to help its global business customers target and reach consumers and improve existing consumer relationships. Prior to his involvement with SUMmedia, Mr. Petersen was a leasing manager for Ford Motor Co., and in that role, was Canada’s sales leader for three consecutive years. In addition, Mr. Petersen gained extensive experience in logistics and distribution through his ownership of the shipping company, Pacemaker Freight Inc., a division agent for P.I.E. of Walnut Creek, California.

John Veltheer, Ph.D. has served as a Director of the Company since October 2003. He has served as Chief Operating Officer and Secretary/Treasurer since January 2004. Dr. Veltheer is responsible for overall strategic management and the development of new business opportunities for the Company. Dr. Veltheer’s multi-disciplinary skill set includes high level strategic planning and the development of strategic partnerships and joint ventures. Dr. Veltheer's experience in fund raising, public company management and business modeling are intended to help the Company set directions that lead to the maximization of stockholder value. Over the past five years Dr. Veltheer has served as a corporate executive, management consultant and as a director and executive officer of several companies. From February 2002 to May 2003, Dr. Veltheer served as President and Director of Rapidtron, Inc., a leading provider of Radio Frequency (RF) Smart access control and ticketing/membership systems to the fitness, ski, entertainment and transportation industries. From June 1999 to July 2000, Dr. Veltheer was President and Director of SUMmedia.com, Inc., a provider of Internet and mobile technology marketing initiatives, namely eCoupons, for smaller businesses lacking the expertise to cost effectively embrace Internet advertising.

Dr. Veltheer has also had a distinguished academic career. He ranked at the top of his doctoral class at the University of British Columbia, and obtained his Ph.D. in inorganic chemistry in 1993. Dr. Veltheer was awarded a Natural Sciences and Engineering Research Council (NSERC) scholarship and undertook several years of post-doctoral work at the University of California, Berkeley. He has published 11 scientific papers in peer-reviewed journals.

Robert C. Wesolek (CPA) began his tenure as our Chief Financial Officer and a Director in March 2004. Mr. Wesolek has more than 20 years senior executive experience in both public accounting and private industry. From October 1998 to January 2004, Mr. Wesolek was president and chief executive officer of The Navigates Corporation, a privately held software developer. During the period from November 1998 to January 2001, he also served as chief financial officer for Sharp Technology Inc., a publicly traded software redistributor. From 1996 to 1998, Wesolek was president of the Desktop Software Division of Citadel Security Software, Inc. (then Citadel Technology, Inc.), a publicly traded security software vendor, and from 1988 to 1996, he served as chief operating officer of Kent Marsh Ltd., Inc., a desktop software provider for the Windows and Macintosh platforms. During the period from 1979 to 1987, Mr. Wesolek was a Senior Practice Manager in the Audit Division of Arthur Andersen LLP.

Dr. William F. Donovan is a Board Certified Orthopedic Surgeon who has been practicing in Houston, Texas since 1974. He has served as a Director since February 2004. Throughout his career as a physician, he has been involved in many projects similar to those of the Company with both public and private companies.

Mr. Richard Siemens joined the Company as a Director in February 2004. Mr. Siemens is an internationally recognized business leader in the telecommunications industry. Trained as a Chartered Accountant, Siemens joined Distacom Communications in 1973 and, by 1979 Distacom was the largest paging company in Western Canada. That same year, Mr. Siemens moved to Hong Kong to start a paging operation called Advance Telecom Services. In 1984, he formed Hutchison Telephone, a partnership between Distacom, Hutchison Whampoa and Motorola. In four years, Hutchison Telephone had 500 employees and annual profits of US$100 million. In 1986, Mr. Siemens started Hutchison Telecom and Hutchison Paging, an organization which became the largest such operator in Hong Kong. In 1990, together with Cable & Wireless and Citic Pacific, Mr. Siemens put together a management group that founded AsiaSat, the first satellite company in Asia. In late 1990, to provide content for AsiaSat, Mr. Siemens encouraged a private consortium to form Easy TV, Asia's first 24-hour satellite music channel. In 1991, Mr. Siemens' work was instrumental in the forming of Hutchison's Metro Radio, the first recipient of private radio licenses granted by the Hong Kong Government in 25 years. At the same time, he led Hutchison's telecom business in the United Kingdom (later the ORANGE network), and built cellular businesses in France and Germany. By 1993, Hutchison Telecom operated in 14 countries with over one million subscribers and 6,000 employees.

In 1994, Mr. Siemens sold his holdings in Hutchison Telecom. Thereafter, he became involved with Distacom, acquiring new assets and focusing on developing wireless networks in new markets. Mr. Siemens currently serves Distacom as the Chairman of its Board of Directors. He is also currently involved in several public companies including service as Co-Chairman and Executive Director of SUNDAY Communications Ltd. and Chairman of e-KONG Group Ltd, a company that creates, operates, and invests in technology related service businesses globally. Mr. Siemens is also a Director of Lifetree India, an Indian-based software development company focused on wireless technologies.

OUR DIRECTORS AND EXECUTIVE OFFICERS

Our Directors are elected for a one-year term to hold office until the next annual meeting of stockholders or until removed from office in accordance with the Company's by-laws. Officers of the Company are appointed by the Company's board of directors and hold office until removed by the Company's board of directors. There is no family relationship between or among any of our Directors and Executive Officers.

Our current Board of Directors consists of five persons:

NAME	AGE	POSITION

Grant Petersen	47	President, Chief Executive Officer and Chairman of the Board of Directors

John Veltheer	38	Chief Operating Officer, Secretary/Treasurer and Director

Robert Wesolek	47	Chief Financial Officer and Director

William Donovan	61	Director

Richard Siemens	60	Director

RELATED TRANSACTIONS

Except as described below, none of the following persons has any direct or indirect material interest in any transaction to which we were or are a party during the past two years, or in any proposed transaction to which the Company proposes to be a party:

(A)	any of our directors or executive officers;

(B)	any nominee for election as one of our directors;

(C)	any person who is known by us to beneficially own, directly or indirectly, shares carrying more than 5% of the voting rights attached to our common stock; or

(D)	any member of the immediate family (including spouse, parents, children, siblings and in-laws) of any of the foregoing persons named in paragraph (A), (B) or (C) above.

Acquisition of House of Brussels

We completed the acquisition of House of Brussels Holdings Ltd. (“House of Brussels Holdings”) in May 2002. This acquisition was completed pursuant to a share purchase agreement with House of Brussels Holdings and the shareholders of House of Brussels Holdings. This acquisition was effective as of May 1, 2002. We issued 6,000,000 (post-reverse split) shares to the shareholders of House of Brussels Holdings, as set forth below, in exchange for all of the issued and outstanding shares:

House of Brussels Shareholder	Number of Shares

Siemens Industries Ltd	3,740,690 Shares
W. J. Loewen Ltd	943,035 Shares
Hong Kong Base Limited	1,183,448 Shares
Gordon T. Bartlett	62,069 Shares
Joseph Thomas Sambell	70,759 Shares

The number of shares issued was based on our assessment of the fair market value of House of Brussels Holdings and the trading price of our common stock at the time of the execution of the share purchase agreement.

Acquisition of GFC Ventures

We completed the acquisition of GFC Ventures on May 10, 2002 pursuant to an agreement originally dated June 26, 2001. GFC Ventures signed the original letter of intent for the acquisition of House of Brussels in June 2001 and had been engaged in the management of the business of House of Brussels since that date. We issued an aggregate of 2,736,940 (post-reverse split) shares of our common stock in consideration of the acquisition of all of the outstanding shares of GFC Ventures. Of the shares issued, the following shares were issued to the following then-existing directors, officers and 5% shareholders:

Name of Shareholder	Number of Shares (Post Reverse Split)
Grant Petersen	335,473
L. Evan Baergen	735,473
GPAV Investments Ltd. 5% Shareholder	535,473

The number of shares issued to acquire GFC Ventures was based on our determination of the market value of GFC Ventures based on the trading price of our common stock on March 11, 2002.

May 2002 Debt Settlement

On May 10, 2002, we issued an aggregate of 1,527,040 (post-reverse split) units at a deemed price of $0.55 (post-reverse split) per unit to creditors in settlement of indebtedness that we and House of Brussels Holdings had accrued in the aggregate amount of $839,854. The debt settlement units consisted of one share of common stock and one share purchase warrant. Accordingly, an aggregate of 1,527,040 (post-reverse split) shares of common stock and 1,527,040 (post-reverse split) share purchase warrants were issued.

The debt settlement included the following items: 158,480 shares and 158,480 share purchase warrants were issued to Evan Baergen, our then president, chief financial officer, secretary and treasurer and one of our then directors, in consideration of the cancellation of indebtedness in the amount of $87,164. Further, we settled short-term loans that were outstanding as of March 31, 2002 including one to Grant Petersen (our current CEO and Chairman of the Board of Directors) for $344,307 (626,013 shares at a conversion rate of $0.55 per share) and two to two other shareholders for $122,068 (347,896 shares at a conversion rate of $0.55 per share). Finally, 171,689 (post-reverse split) shares and 171,689 (post-reverse split) share purchase warrants were issued to Hong Kong Base Limited, one of our 5% shareholders, in consideration of the cancellation of indebtedness owed by House of Brussels in the amount of $94,429. Each share purchase warrant entitles the holder to purchase an additional (post-reverse split) share of common stock at a price of $1.25 (post-reverse split) per share for a two-year period.

Debt Conversion

We issued 1,500,000 units on November 30, 2002 to Evan Baergen and 1,500,000 units on November 30, 2002 to Grant Petersen, our Chief Executive Officer and Chairman. The units were issued upon the conversion of convertible notes issued by us to each of Mr. Baergen and Mr. Petersen in the amount of $75,000 each in respect of accrued consultant fees for services provided by Mr. Baergen and Mr. Petersen. The convertible notes were converted at a price of $0.05 per unit. Each unit was comprised of one share of common stock and one share purchase warrant. Each share purchase warrant entitles the holder to purchase one share of common stock at a price of $0.30 per share during the period from closing until May 2004. A total of 1,500,000 shares and 1,500,000 share purchase warrants were issued to each of Mr. Baergen and Mr. Petersen. No commissions or fees were paid in connection with the transaction. All sales were completed pursuant to Section 4(2) of the Act. All securities issued were endorsed with a restrictive legend confirming that the securities could not be resold without registration under the Act or an applicable exemption from the registration requirements of the Act.

Distacom Ventures Loan

Our subsidiary, Brussels Chocolates Ltd., borrowed an aggregate of $200,000 CDN (equal to approximately $142,320 US as at July 21, 2003) from Distacom Ventures Inc., a private company controlled by Mr. Richard Siemens, one of our directors and a 10% shareholder, and Mr. William Loewen, one of the former shareholders of House of Brussels Holdings. The loan is secured by a general security agreement granted by Brussels Chocolates Ltd. against all of its present and after acquired personal property. Under the terms of the loan, Brussels Chocolates Ltd. pays interest at the rate of 7% per annum. An initial $180,000 CDN was advanced effective February 12, 2003 and a subsequent $20,000 CDN was advanced on April 30, 2003. The maturity date of all amounts advanced is May 31, 2004.

Theodore Labella

In December 2002, we issued 100,000 (post-split) units to Mr. Theodore Labella (a greater than 5% shareholder) pursuant to the conversion of a convertible note issued by us in the amount of US$20,000. Each unit was comprised of one share of common stock and one share purchase warrant. Each share purchase warrant entitled the holder to purchase one share of common stock at a price of $0.30 (post-split) per share during the period from closing until February 24, 2004. Subsequently, these share purchase warrants have been exercised in full for proceeds to the Company in the amount of US$30,000.

Also in December 2002, we issued 250,000 (post-split) units to Mr. Labella, pursuant to a subscription agreement for proceeds of US $50,000. Each unit was comprised of one share of common stock and one share purchase warrant. Each share purchase warrant entitles the holder to purchase one share of common stock at a price of $0.50 (post-split) per share during the period from closing until March 25, 2004.

In January 2003, pursuant to a loan agreement between us and Mr. Labella in the amount of US$50,000, we issued a total of 930,006 (post-split) common shares to Mr. Labella as repayment of the loan plus interest.

Subsequent to our fiscal year end of April 30, 2003, we issued 74,256 (post-split) units to Hideko Ak Labella, spouse of Mr. Labella, pursuant to a consulting agreement. Each unit was comprised of one share of common stock and one share purchase warrant. Each share purchase warrant entitles the holder to purchase one share of common stock at a price of $0.50 (post-split) per share during the period from closing until May 13, 2004.

GPAV Investments Ltd.

In December 2002, we issued 500,000 (post-split) common shares to GPAV Investments Ltd. (a greater than 5% shareholder) pursuant to a consulting agreement dated November 30, 2002 at a deemed value of US $25,000.

On April 30, 2003, we issued 1,000,000 (post-split) units to GPAV Investments Ltd., pursuant to a subscription agreement for proceeds of US$50,000. Each unit was comprised of one share of common stock and one share purchase warrant. Each share purchase warrant entitles the holder to purchase one share of common stock at a price of $0.30 (post-split) per share during the period from closing until May 31, 2004.

Stephen Whittington

In September 2002, Mr. Stephen Whittington (a former director and officer of the Company) advanced $60,000 to us to assist with cashflow. No formal agreement exists regarding the advance. This loan is unsecured with no fixed date of repayment.

In addition to the transactions described elsewhere, from May 1, 2002 until December 31, 2002, the Company paid rent for its factory and head office location totaling approximately $185,500 to a company controlled by two shareholders of the Company. The two shareholders sold the premises leased by the Company in December 2002 to an unrelated third party. The monthly lease rate remains unchanged and is considered to be approximate fair market value for similar premises.

William Donovan, M.D.

We presently have a Consulting Agreement with Dr. William Donovan (one of our Directors) to provide consulting services regarding the Company’s product development. This Agreement is for a period of 24 months and terminates on November 6, 2005. Under the terms of the Agreement, Dr. Donovan received a Share Purchase Warrant for 260,000 shares of our stock at a warrant exercise price of $1.02 per share. This warrant expires twelve months from the date of issuance.

INFORMATION CONCERNING THE BOARD OF DIRECTORS AND ITS COMMITTEES

We presently do not have any Committees of our board of directors. Decisions concerning Executive Officer compensation for fiscal year 2003 were made by the full Board of Directors. Mr. Petersen, Mr. Veltheer and Mr. Wesolek are our only Directors who are also our Officers. We held no meetings of the board during the period covered by the fiscal year ended April 30, 2003. The Board of Directors took action at Board meetings or by unanimous written consent 29 times during the year ended April 30, 2003.

The Board has not adopted a formal policy with regard to the process to be used for identifying and evaluating nominees for director. However, we are currently in the process of developing these policies and procedures for considering candidate nomination for board election which will enable us to consider any future candidates. At this time, the consideration of candidates nominated by directors is in the Board’s discretion, which we believe is adequate based on the size of the Company and each current board members qualifications.

The Bylaws of the Company provide that nominations of persons for election to the Board of Directors of the corporation may be made at a meeting of stockholders by or at the direction of the Board of Directors or by any stockholder of the corporation entitled to vote in the election of directors at the meeting who complies with the following notice procedures, as set forth in the Bylaws:

For business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the corporation. To be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of the corporation not later than the close of business on the sixtieth (60th) day nor earlier than the close of business on the ninetieth (90th) day prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the event that no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than thirty (30) days from the date contemplated at the time of the previous year's proxy statement, notice by the stockholder to be timely must be so received not earlier than the close of business on the ninetieth (90th) day prior to such annual meeting and not later than the close of business on the later of the sixtieth (60th) day prior to such annual meeting or, in the event public announcement of the date of such annual meeting is first made by the corporation fewer than seventy (70) days prior to the date of such annual meeting, the close of business on the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the corporation. A stockholder's notice to the Secretary shall set forth as to each matter the stockholder proposes to bring before the annual meeting: (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and address, as they appear on the corporation's books, of the stockholder proposing such business, (iii) the class and number of shares of the corporation which are beneficially owned by the stockholder, (iv) any material interest of the stockholder in such business and (v) any other information that is required to be provided by the stockholder pursuant to

Regulation 14A under the Securities Exchange Act of 1934, as amended (the "1934 Act"), in his capacity as a proponent to a stockholder proposal. Notwithstanding the foregoing, in order to include information with respect to a stockholder proposal in the proxy statement and form of proxy for a stockholder's meeting, stockholders must provide notice as required by the regulations promulgated under the 1934 Act. Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at any annual meeting except in accordance with the procedures set forth in this paragraph (b). The chairman of the annual meeting shall, if the facts warrant, determine and declare at the meeting that business was not properly brought before the meeting and in accordance with the provisions of this paragraph (b), and, if he should so determine, he shall so declare at the meeting that any such business not properly brought before the meeting shall not be transacted.

COMPENSATION OF DIRECTORS

Our directors are reimbursed for reasonable out-of-pocket expenses in connection with attendance at board of director and board meetings, and may be granted options to purchase shares of our common stock at the discretion of our board of directors or our stock option board, when constituted. Directors are not otherwise provided any remuneration for their services as our directors.

COMPLIANCE WITH SECTION 16(A)
OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934 requires our Directors and Executive Officers, and persons who own beneficially more than ten percent of our common stock, to file reports of their stock ownership and changes of their stock ownership with the Securities and Exchange Commission. Based solely on the reports we have received and on written representations from certain reporting persons, we believe that the directors, executive officers, and our greater than ten percent beneficial owners have complied with all applicable filing requirements for the fiscal year ended April 30, 2003.

EXECUTIVE COMPENSATION

The following table sets forth certain compensation information for the following individuals (our “named executive officers”) for the three most recently completed fiscal years ended April 30, 2003. No other compensation was paid to our named executive officers other than the compensation set forth below.

SUMMARY COMPENSATION TABLE
			ANNUAL COMPENSATION			LONG TERM COMPENSATION
Name	Title	Year	Salary	Bonus	Other Annual Comp- ensation	AWARDS		PAYOUTS	All Other Comp- ensation
						Restricted Stock Awarded	Options/ SARs * (#)	LTIP payouts ($)
Grant Petersen (1)	Director, Chairman of the Board and Chief Executive Officer	2003 2002 2001	$184,003 $75,000 $0	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0
Evan Baergen (2)	Former Director, President, Secretary and Treasurer	2003 2002 2001	$144,000 $75,000 $51,361	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0
Stephen Whittington (3)	Former Director And Chief Executive Officer	2003 2002 2001	$9,000 $0 $0	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0

Notes to Summary Compensation Table:
(1)
Mr. Petersen was appointed as a Director and the Chairman of our Board of Directors on October 25, 2002. Mr. Petersen was subsequently appointed as our Chief Executive Officer on May 8, 2003. During the fiscal year ended April 30, 2003, Mr. Petersen earned $184,003 which includes commissions earned totaling $56,643 which he converted into shares of the Company. For fiscal 2002, Mr. Petersen received shares of the Company in lieu of payment of $75,000 for salary earned and accrued.

(2)
Mr. Baergen was appointed as our Secretary and Treasurer on June 26, 2001 and as our president July 26, 2001. Mr. Baergen recently resigned all positions with the Company. During the fiscal year ended April 30, 2003, Mr. Baergen earned $144,000, of which $73,384 remained accrued and outstanding at April 30, 2003. During January 2004, Mr. Baergen forgave this salary accrual. For fiscal 2002, Mr. Baergen received shares of the Company in lieu of payment of $75,000 for salary earned and accrued.

(3)	Mr. Whittington served as our Chief Executive Officer from September 30, 2002 until he resigned this position on May 8, 2003.

STOCK OPTION GRANTS

During the fiscal year ended April 30, 2003, we issued 1,500,000 warrants to purchase shares of our common stock to each of Messrs. Petersen and Baergen in settlement of amounts owed.

OPTION/SAR GRANTS IN LAST FISCAL YEAR
(Individual Grants)

Name	Number of Securities Underlying Options/SARS Granted (#)	Percent of Total Options/SARs Granted to Employees in Fiscal Year (%)	Exercise of Base Price ($/Sh)	Expiration Date
Grant Petersen	1,500,000	50%	0.30	5/31/04
Evan Baergen	1,500,000	50%	0.30	5/31/04

AGGREGATED OPTION/SAR EXERCISES IN
LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Unexercised Underlying Options/SARs at FY end (#); Exercisable/ Unexercisable	Value of Unexercised In-The- Money Options/SARs at FY end ($); Exercisable/ Unexercisable
Grant Petersen	-0- (1)	-0-	N/A	N/A
Evan Baergen	-0- (1)	-0-	N/A	N/A

EQUITY COMPENSATION PLAN INFORMATION (1)

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders
Equity compensation plans not approved by security holders	3,000,000	0.30	3,000,000
Total	3,000,000	0.30	3,000,000

(1) As of fiscal year end April 30, 2003. These are warrants that we gave as individual compensation arrangements to Messrs. Petersen and Baergen. The issuance of these warrants was approved by the board of directors.

LONG-TERM INCENTIVE PLANS.

We currently have no Long-Term Incentive Plans.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT

The following table sets forth certain information at March 19, 2004 with respect to the beneficial ownership of shares of common stock by (i) each person known to us who owns beneficially more than 5% of the outstanding shares of common stock, (ii) each of our Directors, (iii) each of our Executive Officers and (iv) all of our Executive Officers and Directors as a group. Unless otherwise indicated, each stockholder has sole voting and investment power with respect to the shares shown. As of March 19, 2004, we had 23,386,007 shares of common stock issued and outstanding.

Title of class	Name and address of beneficial owner	Number of Shares of Common Stock	Percentage of Common Stock (1)
Common Stock	Grant Petersen Chairman of the Board, President, Chief Executive Officer and Director #208-750 Terminal Ave. Vancouver, BC V6A 2M5	3,749,844(2)	15.10%
Common Stock	John Veltheer Chief Operating Officer and Director #208-750 Terminal Ave. Vancouver, BC V6A 2M5	500,000(8)	2.1%
Common Stock	Robert Wesolek Chief Financial Officer and Director #208-750 Terminal Ave. Vancouver, BC V6A 2M5	500,000(8)	2.1%
Common Stock	William Donovan Director #208-750 Terminal Ave. Vancouver, BC V6A 2M5	486,818(9)	2.0%
Common Stock	Richard J. Siemens Director #208-750 Terminal Ave. Vancouver, BC V6A 2M5	4,006,939(3)	17.1%
Common Stock	Siemens Industries Ltd. c/o 3100 Vancouver Centre, P.O. Box 11504 650 W. Georgia Street Vancouver, BC V6B 6L7	4,006,939(3)	17.1%
Common Stock	Theodore Labella 53 Cedar Street Middletown, CT 06457-5255	1,940,430(4)	8.1%
Common Stock	GPAV Investments Ltd. 7456 Burris Street Burnaby, BC V5E 1Y8	2,035,474(5)	8.3%
Common Stock	Hong Kong Base Limited Unit C 26/F CNT Tower 338 Hennessy Rd. Wanchai, Hong Kong	1,698,513(6)	7.2%
Common Stock	L. Evan Baergen Former President and Director #208-750 Terminal Ave. Vancouver, BC V6A 2M5	3,950,933(7)	15.8%
Common Stock	All Officers and Directors as a group (total of 5)	9,243,601	35.0%

(1)
Under Rule 13d-3, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person’s actual ownership or voting power with respect to the number of shares of common stock actually outstanding on March 19, 2004. As of March 19, 2004 there were 23,386,007 shares of our common stock issued and outstanding.

(2)	Comprised of 1,849,844 shares held directly, 400,000 shares held indirectly and 1,500,000 shares issuable upon the exercise of warrants to purchase additional shares of common stock.

(3)
Richard J. Siemens is the controlling shareholder of Siemens Industries Ltd. Comprised of 3,740,689 shares held directly by Siemens Industries and 266,250 shares held indirectly by Distacom, of which Siemens is a 50% shareholder.

(4)	Comprised of 1,461,174 shares held directly, 34,256 shares held indirectly and 445,000 shares issuable upon the exercise of warrants to purchase additional shares of common stock.

(5)	Comprised of 1,035,474 shares held directly and 1,000,000 shares issuable upon the exercise of warrants to purchase additional shares of common stock.

(6)
Chun Sui Fun is the controlling shareholder of Hong Kong Base Limited. Comprised of 1,526,825 shares held directly and 171,688 shares issuable upon the exercise of warrants to purchase additional shares of common stock.

(7)	Comprised of 2,192,453 shares held directly, 100,000 shares held indirectly and 1,658,480 shares issuable upon the exercise of warrants to purchase additional shares of common stock.

(8)	Comprised of 500,000 shares issuable upon the exercise of warrants to purchase additional shares of common stock.

(9)	Comprised of 226,818 shares held directly and 260,000 shares issuable upon the exercise of warrants to purchase additional shares of common stock.

CHANGES IN CONTROL

               We know of no circumstances that could result in a change of control of the Company.

(2) TO APPROVE THE 2004 STOCK OPTION PLAN

               The Board of Directors unanimously recommends a vote FOR the approval of the 2004 Stock Option Plan. The 2004 Stock Option Plan is attached hereto as Attachment “A.” The affirmative vote of a majority of the shares of Common Stock present or represented by proxy and entitled to vote at the Annual Meeting is required for the approval of Proposal 2. Shareholder approval will make the Plan a tax-qualified plan.

2004 STOCK OPTION PLAN

               While we have been successful in attracting and retaining qualified personnel, we believe that our future success will depend in part on our continued ability to attract and retain highly qualified personnel. We pay wages and salaries that we believe are competitive. We also believe that equity ownership is an important factor in our ability to attract and retain skilled personnel. In March 2004, we adopted the 2004 Stock Option Plan (the “Plan”) for eligible employees and non-employee consultants of the Company and its subsidiaries. The purpose of the Plan is to further our interests, our subsidiaries and our stockholders by providing incentives in the form of stock options to key employees and non-employee consultants who contribute materially to our success and profitability. The grants recognize and reward outstanding individual performances and contributions and will give such persons a proprietary interest in us, thus enhancing their personal interest in our continued success and progress. The Plan also assists us and our subsidiaries in attracting and retaining key employees and non-employee consultants.

ADMINISTRATION OF THE PLAN

               This Plan shall be administered by the Board of Directors or by a Compensation Committee (hereinafter the “Committee”) composed of members selected by, and serving at the pleasure of, the Board of Directors (the “Plan Administrator”). Subject to the provisions of the Plan, the Plan Administrator shall have authority to construe and interpret the Plan, to promulgate, amend, and rescind rules and regulations relating to its administration, to select, from time to time, among the eligible employees and non-employee consultants (as determined pursuant to Section 5 of the Plan) of the Company and its subsidiaries those employees and consultants to whom Stock Options will be granted, to determine the duration and manner of the grant of the Options, to determine the exercise price, the number of shares and other terms covered by the Stock Options, to determine the duration and purpose of leaves of absence which may be granted to Stock Option holders without constituting termination of their employment for purposes of the Plan, and to make all of the determinations necessary or advisable for administration of the Plan. The interpretation and construction by the Plan Administrator of any provision of the Plan, or of any agreement issued and executed under the Plan, shall be final and binding upon all parties. No member of the Committee or Board shall be liable for any action or determination undertaken or made in good faith with respect to the Plan or any agreement executed pursuant to the Plan.

               If a Committee is established, all of the members of the Committee shall be persons who, in the opinion of counsel to the Company, are outside directors and "non-employee directors" within the meaning of Rule 16b-3(b)(3)(i) promulgated by the Securities and Exchange Commission. From time to time, the Board may increase or decrease the size of the Committee, and add additional members to, or remove members from, the Committee. The Committee shall act pursuant to a majority vote, or the written consent of a majority of its members, and minutes shall be kept of all of its meetings and copies thereof shall be provided to the Board. Subject to the provisions of the Plan and the directions of the Board, the Committee may establish and follow such rules and regulations for the conduct of its business as it may deem advisable.

               At the option of the Board, the entire Board of Directors of the Company may act as the Plan Administrator if no Compensation Committee is constituted.

GRANT OF OPTIONS

               The Company is authorized to grant Incentive Stock Options as defined in section 422 of the Code to any employee or director (including any officer or director who is an employee) of the Company, or of any of its subsidiaries; provided, however, that no person who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, or any of its parent or subsidiary corporations, shall be eligible to receive an Incentive Stock Option under the Plan unless at the time such Incentive Stock Option is granted the Option price is at least 110% of the fair market value of the shares subject to the Option, and such Option by its terms is not exercisable after the expiration of five years from the date such Option is granted.

               An employee may receive more than one Option under the Plan. Non-Employee Directors shall be eligible to receive Non-Qualified Stock Options in the discretion of the Plan Administrator. In addition, Non-Qualified Stock Options may be granted to employees, officers, directors and consultants who are selected by the Plan Administrator.

               The stock available for grant of Options under the Plan shall be shares of the Company's authorized but unissued, or reacquired, Common Stock. Subject to adjustment as provided in the Plan, the maximum aggregate number of shares of the Company’s common stock that may be optioned and sold under the Plan is 1,250,000 shares. The effective date of the Plan is March 23, 2004. Options may be granted under the Plan until March 23, 2014, when the Plan will expire. No shares of common stock have been granted pursuant to the Plan.

               The maximum number of shares for which an Option may be granted to any Optionee during any calendar year shall not exceed three percent (3%) of the issued and outstanding common shares of the Company. In the event that any outstanding Option under the Plan for any reason expires or is terminated, the shares of Common Stock allocable to the unexercised portion of the Option shall again be available for Options under the Plan as if no Option had been granted with regard to such shares.

TERMS AND CONDITIONS OF OPTIONS

               Options granted under the Plan shall be evidenced by agreements (which need not be identical) in such form and containing such provisions that are consistent with the Plan as the Plan Administrator shall from time to time approve. Such agreements may incorporate all or any of the terms hereof by reference and shall comply with and be subject to the following terms and conditions:

1.	Number of Shares. Each Option agreement shall specify the number of shares subject to the Option.

2.
Option Price. The purchase price for the shares subject to any Option shall be determined by the Plan Administrator at the time of the grant, but shall not be less than 85% of Fair Market Value per share of Common Stock at the time of grant. Anything to the contrary notwithstanding, the purchase price for the shares subject to any Incentive Stock Option shall not be less than 100% of the Fair Market Value of the shares of Common Stock of the Company on the date the Stock Option is granted.

3.
Notice and Payment. Any exercisable portion of a Stock Option may be exercised only by: (a) delivery of a written notice to the Company prior to the time when such Stock Option becomes unexercisable, stating the number of shares bring purchased and complying with all applicable rules established by the Plan Administrator; (b) payment in full of the exercise price of such Option by, as applicable, delivery of: (i) cash or check for an amount equal to the aggregate Stock Option exercise price for the number of shares being purchased, (ii) in the discretion of the Plan Administrator, upon such terms as the Plan Administrator shall approve, a copy of instructions to a broker directing such broker to sell the Common Stock for which such Option is exercised, and to remit to the Company the aggregate exercise price of such Stock Option (a “cashless exercise”), or (iii)  in the discretion of the Plan Administrator, upon such terms as the Plan Administrator shall approve, shares of the Company's Common Stock owned by the Optionee, duly endorsed for transfer to the Company, with a Fair Market Value on the date of delivery equal to the aggregate purchase price of the shares with respect to which such Stock Option or portion is thereby exercised (a "stock-for-stock exercise"); (c) payment of the amount of tax required to be withheld (if any) by the Company, or any parent or subsidiary corporation as a result of the exercise of a Stock Option.

4.
Terms of Option. No Option shall be exercisable after the expiration of the earliest of: (a) five (5) years after the date the Option is granted, (b) three months after the date the Optionee's employment with the Company and its subsidiaries terminates, or a Non-Employee Director or Consultant ceases to provide services to the Company, if such termination or cessation is for any reason other than Disability or death, (c) one year after the date the Optionee's employment with the Company, and its subsidiaries, terminates, or a Non-Employee Director or Consultant ceases to provide services to the Company, if such termination or cessation is a result of death or Disability; provided, however, that the Option agreement for any Option may provide for shorter periods in each of the foregoing instances. In the case of an Incentive Stock Option granted to an employee who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, or any of its parent or subsidiary corporations, the term set forth in (a) above shall not be more than five years after the date the Option is granted.

5.
Exercise of an Option. No Option shall be exercisable during the lifetime of an Optionee by any person other than the Optionee. Subject to the foregoing, the Plan Administrator shall have the power to set the time or times within which each Option shall vest or be exercisable and to accelerate the time or times of vesting and exercise; provided, however each Option shall provide the right to exercise at the rate of at least 20% per year over five years from the date the Option is granted. Unless otherwise provided by the Plan Administrator, each Option will not be subject to any vesting requirements.

6.	No Transfer of Option. No Option shall be transferable by an Optionee otherwise than by will or the laws of descent and distribution.

7.
Limit on Incentive Stock Option. In the event an Optionee exercises incentive options during the calendar year whose aggregate fair market value exceeds $100,000, the exercise of options over $100,000 will be considered non-qualified stock options.

8.
Recapitalization or Reorganization of the Company. Except as otherwise provided in the Plan, appropriate and proportionate adjustments shall be made (1) in the number and class of shares subject to the Plan, (2) to the Option rights granted under the Plan, and (3) in the exercise price of such Option rights, in the event that the number of shares of

Common Stock of the Company are increased or decreased as a result of a stock dividend (but only on Common Stock), stock split, reverse stock split, recapitalization, reorganization, merger, consolidation, separation, or like change in the corporate or capital structure of the Company. In the event there shall be any other change in the number or kind of the outstanding shares of Common Stock of the Company, or any stock or other securities into which such common stock shall have been changed, or for which it shall have been exchanged, whether by reason of a complete liquidation of the Company or a merger, reorganization, or consolidation with any other corporation in which the Company is not the surviving corporation, or the Company becomes a wholly-owned subsidiary of another corporation, then if the Plan Administrator shall, in its sole discretion, determine that such change equitably requires an adjustment to shares of Common Stock currently subject to Options under the Plan, or to prices or terms of outstanding Options, such adjustment shall be made in accordance with such determination.

To the extent that the foregoing adjustments relate to stock or securities of the Company, such adjustment shall be made by the Plan Administrator, the determination of which in that respect shall be final, binding, and conclusive.

In the event of a complete liquidation of the Company or a merger, reorganization, or consolidation of the Company with any other corporation in which the Company is not the surviving corporation, or the Company becomes a wholly-owned subsidiary of another corporation, any unexercised Options granted under the Plan shall be deemed cancelled unless the surviving corporation in any such merger, reorganization, or consolidation elects to assume the Options under the Plan or to issue substitute Options in place thereof; provided, however, that notwithstanding the foregoing, if such Options would be cancelled in accordance with the foregoing, the Optionee shall have the right exercisable during a ten-day period ending on the fifth day prior to such liquidation, merger, or consolidation to exercise such Option in whole or in part without regard to any installment exercise provisions in the Option agreement.

9.
Modification, Extension and Renewal of Options. Subject to the terms and conditions and within the limitations of the Plan, the Plan Administrator may modify, extend or renew outstanding options granted under the Plan and accept the surrender of outstanding Options (to the extent not theretofore exercised). The Plan Administrator shall not, however, without the approval of the Board, modify any outstanding Incentive Stock Option in any manner that would cause the Option not to qualify as an Incentive Stock Option within the meaning of Section 422 of the Code. Notwithstanding the foregoing, no modification of an Option shall, without the consent of the Optionee, alter or impair any rights of the Optionee under the Option.

10.	Other Provisions. Each Option may contain such other terms, provisions, and conditions not inconsistent with the Plan as may be determined by the Plan Administrator.

TERMINATION OR AMENDMENT OF THE PLAN

               The Board may at any time terminate or amend the Plan; provided that, without approval of the holders of a majority of the shares of Common Stock of the Company represented and voting at a duly held meeting at which a quorum is present, there shall be (except by operation of an adjustment or reorganization as provided for in the Plan) no increase in the total number of shares covered by the Plan, no change in the class of persons eligible to receive options granted under the Plan, no reduction in the limits for determination of the minimum exercise price of Options granted under the Plan, and no extension of the limits for determination of the latest date upon which Options may be exercised; and provided further that, without the consent of the Optionee, no amendment may adversely affect any then outstanding Option or any unexercised portion thereof.

INDEMNIFICATION

               In addition to such other rights of indemnification as they may have as members of the Board Committee that administers the Plan, the members of the Plan Administrator shall be indemnified by the Company against reasonable expense, including attorney's fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein to which they, or any of them, may be a party by reason of any action taken or failure to act under or in connection with the Plan or any Option granted thereunder, and against any and all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company). In addition, such members shall be indemnified by the Company for any amount paid by them in satisfaction of a judgment in any action, suit, or proceeding, except in relation to matters as to which it shall have been adjudged that such member is liable for negligence or misconduct in the performance of his or her duties, provided however that within sixty (60) days after institution of any such action, suit, or proceeding, the member shall in writing offer the Company the opportunity, at its own expense, to handle and defend the same.

               We shall bear the expenses of administering the Plan. If our shareholders do not approve the Plan, then it will remain in force as a non-tax-qualified plan. The Company intends that all of the shares underlying the options in the Plan will be registered on Form S-8 in 2004.

(3) TO RATIFY THE SELECTION OF SARNA & COMPANY AS THE COMPANY'S INDEPENDENT AUDITOR FOR THE YEAR ENDING APRIL 30, 2004

               The Board of Directors has selected Sarna & Company as the Company's independent auditor for the year ending April 30, 2004. Although not required by law or otherwise, the selection is being submitted to the Stockholders of the Company as a matter of corporate policy for their approval. The Board of Directors wishes to obtain from the Stockholders a ratification of their action in appointing their existing certified public accountant, Sarna & Company as independent auditor of the Company for the year ending April 30, 2004. The affirmative vote of a majority of the shares of Common Stock present or represented by proxy and entitled to vote at the Annual Meeting is required for the approval of Proposal 3.

In the event the appointment of Sarna & Company as independent auditor is not ratified by the Stockholders, the adverse vote will be considered as a direction to the Board of Directors to select other independent auditors for the year ending April 30, 2004. A representative of Sarna & Company is not expected to be present at the Annual Meeting. The Board of Directors unanimously recommends a vote FOR the ratification of Sarna & Company as independent auditor for year ending April 30, 2004.

AUDIT FEES

Sarna & Company billed us in the aggregate amount of $18,840 for professional services rendered for their audit of our annual financial statements and their reviews of the financial statements included in our Forms 10-QSB for the year ended April 30, 2003. For fiscal year 2002, our former auditor, Collins Barrow, billed us $17,690 for professional services.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

For the fiscal years 2003 and 2002, neither Sarna & Company nor Collins Barrow, billed us for, or performed, any financial information systems design or implementation. For the fiscal years 2003 and 2002, we were not billed for professional services from any other accounting firm for information systems design or implementation.

TAX FEES

During the fiscal years 2003, Sarna & Company did not bill us for professional services related to tax compliance, tax advice and tax planning. During the fiscal year 2002, Collins Barrow billed us $2,600 for professional services related to tax compliance, tax advice and tax planning.

ALL OTHER FEES

We were not billed for any other professional services for fiscal years 2003 and 2002.

AUDITOR INDEPENDENCE

Our Board of Directors considers that the work done for us in the year ended April 30, 2003 by Sarna & Company is compatible with maintaining Sarna & Company's independence.

AUDITOR'S TIME ON TASK

At least 75% of the work expended by Sarna & Company on our April 30, 2003 audit was attributed to work performed by Sarna & Company’s full-time, permanent employees.

(4) OTHER MATTERS

The Board of Directors is not aware of any other matters to be presented for action at the Annual Meeting. However, if any other matter is properly presented at the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote in accordance with their best judgment on such matters.

FUTURE PROPOSALS OF STOCKHOLDERS

The deadline for stockholders to submit proposals to be considered for inclusion in the Proxy Statement for the 2004 Annual Meeting of Stockholders is November 30, 2004.

By Order of the Board of Directors
/s/ Grant Petersen
Chief Executive Officer
and Chairman of the Board

April 5, 2004
Houston, Texas

PROXY
HOUSE OF BRUSSELS CHOCOLATES INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 29, 2004

               The undersigned hereby appoints Grant Petersen and John Veltheer and each of them as the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution, to represent and to vote all shares of Common Stock of House of Brussels Chocolates Inc. held of record by the undersigned on March 19, 2004, at the Annual Meeting of Stockholders to be held at The Doubletree Hotel, 2001 Post Oak Blvd., Houston, Texas 77056, on April 29, 2004 at 10:00 a. m. (CST), and at any adjournments thereof. Any and all proxies heretofore given are hereby revoked.

               WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DESIGNATED BY THE UNDERSIGNED. IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED (i) FOR THE ELECTION OF THE NOMINEES NAMED IN NUMBER 1, (ii) FOR THE 2004 STOCK AND STOCK OPTION PLAN IN NUMBER 2, AND (iii) FOR THE RATIFICATION OF SARNA & COMPANY AS THE COMPANY'S INDEPENDENT AUDITOR FOR THE YEAR ENDING APRIL 30, 2004.

1.	THE ELECTION OF DIRECTORS OF THE COMPANY. (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH, OR OTHERWISE STRIKE, THAT NOMINEE'S NAME IN THE LIST BELOW.)

☐	FOR all nominees listed	☐	WITHHOLD authority to
	below except as marked		vote for all nominees below.
to the contrary.

	John Veltheer	Grant Petersen

	Robert Wesolek	William Donovan

Richard Siemens

2.	THE PROPOSAL TO APPROVE THE 2004 STOCK AND STOCK OPTION PLAN.

☐	FOR	☐	AGAINST	☐	ABSTAIN

3.	THE PROPOSAL TO RATIFY THE SELECTION OF SARNA & COMPANY AS THE COMPANY'S INDEPENDENT AUDITOR FOR THE YEAR ENDING APRIL 30, 2004.

	☐	FOR	☐	AGAINST	☐	ABSTAIN

4.	IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

	☐	FOR	☐	AGAINST	☐	ABSTAIN

               Please sign exactly as your name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give the full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

NUMBER OF	SIGNATURE
SHARES OWNED

(TYPED OR PRINTED NAME)

SIGNATURE IF HELD JOINTLY

(TYPED OR PRINTED NAME)

DATED: ___________________________

THIS PROXY MAY BE REVOKED AT ANY TIME BEFORE IT IS VOTED AT THE MEETING. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY.